Exhibit 99.1

Rafael Holdings to Begin Trading on the NYSE

NEWARK, NJ – November 18, 2019: Rafael Holdings, Inc., (NYSE American: RFL), announced today that it has been approved for listing on the New York Stock Exchange (NYSE).

The Company anticipates that its Class B common stock will begin trading on the NYSE on November 21, 2019 with its current ticker symbol (RFL). The stock will continue trading on the NYSE American through the close of trading on November 20, 2019.

“The NYSE listing provides a wonderful platform to communicate our value to stockholders,” said Rafael Holdings’ Chairman and Chief Executive Officer, Howard Jonas. “The enhanced visibility will help us to reach new investors as we work to realize the potential of our real estate and pharmaceutical assets. Our investments include a significant stake in Rafael Pharmaceuticals and its promising lead drug, devimistat (CPI-613®), which is currently enrolling patients for Phase III trials of both pancreatic cancer and acute myeloid leukemia as well as for multiple additional trials in indications with high unmet needs.”

About Rafael Holdings, Inc.:

Rafael Holdings holds commercial real estate assets and interests in two clinical stage pharmaceutical companies. The real estate holdings consist of properties in Newark and Piscataway, New Jersey and Jerusalem, Israel. The pharmaceutical holdings consist of interests in two companies focused on the development and commercialization of oncology drugs: Rafael Pharmaceuticals, Inc. and LipoMedix Pharmaceuticals Ltd. In addition, Rafael Holdings is developing a pipeline of therapeutic compounds including compounds to regulate cancer metabolism. For more information, visit www.rafaelholdings.com.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, Rafael Holdings, Inc. assumes no obligation to update any forward-looking statements.

Contact:

Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

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